SCORE News

 March 12, 2002:
SCORE Response to the March 4, 2002 Chairman's Update

March 6, 2002:
SCORE Proxy Battle Highlighted in Corporate Boardmember Magazine

March 5, 2002:
SCORE Release - SCORE Group Announces Adair Shareholders File
Lawsuit

February 18, 2002:
SCORE Response to the February 5, 2002 Chairman's Update

February 1, 2002:
SCORE Release - Jalal Alghani Report

January 21, 2002:
SCORE Response to the January 21, 2002 Chairman's Update

December 24th, 2001:
SCORE Release - Adair Attempts to Silence TruthAboutAIGI.com

December 21st, 2001:
SCORE Response to Bryan Yarnell "Legal Opinion" Dated 12/10/01

December 13th, 2001:
SCORE Press Release - AIGI Shareholders Announce Proxy Fight